Exhibit 3.(1).2


                            AMENDMENT TO THE ARTICLES
                               OF INCORPORATION OF

                            EMPS RESEARCH CORPORATION


         EMPS Research Corporation (the "Corporation"), a Utah corporation organized under the laws of the State of Utah on January 30, 2001, hereby adopts the following Amendment to it's Articles of Incorporation pursuant to the provisions set forth in Section 16-10a-1003 of the Utah Revised Business Corporation Act.

                                       I.

         Pursuant to a Board of Director resolution duly adopted by the Shareholders of the Corporation on November 29, 2002, the issued and outstanding common stock of the Corporation is hereby forward split on a 1 for 3 basis increasing the issued and outstanding common stock of the Corporation from 1,000,000 shares to 3,000,000 shares. This change in the number of authorized and outstanding common shares does not provide for any payments of money or issuance of scrip to any shareholder, nor does it alter or change any preferences, rights of privileges of any outstanding shareholder. There will be no fractional shares created by the change. The authorized common stock and corresponding par value shall remain unchanged.

                                       II.

         The total number of shares entitled to vote for the above amendment was 1,000,000. The number of shares indisputably represented was 1,000,000. The number of shares that voted in favor of the above amendment was 1,000,000, which is sufficient for approval of the amendment. The number of shares that voted against the above amendment was -0-.


         IN WITNESS WHEREOF, I set my hand hereunder this 20th day of December, 2002.


                                            EMPS RESEARCH CORPORATION



                                            By: /s/ Louis Naegle
                                                --------------------------------
                                                  Louis Naegle, President


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